Exhibit 4.1

EXECUTION VERSION

Dated 19 January 2011

$900,000,000

CREDIT FACILITY

FOR

ARCELORMITTAL

AND

APERAM

WITH

ARCELORMITTAL FINANCE

AS LENDER

i

Schedules	Page
SCHEDULE 1	60
SCHEDULE 2	61
SCHEDULE 3	62

ii

THIS AGREEMENT is dated 19 January 2011.

BETWEEN:

(1)	ARCELORMITTAL, a société anonyme incorporated under Luxembourg law which has its registered office at 19, avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under the number B 82.454 (the Company);

(2)	APERAM, a société anonyme governed by the laws of Luxembourg, with registered office at 12C, rue Guillaume Kroll, L1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 155.908 (Aperam); and

(3)	ARCELORMITTAL FINANCE, a société en commandite par actions incorporated under Luxembourg law which has its registered office at 19, avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under the number B 13.244 (the Lender).

Whereas:

(A)	The Lender agrees to make the Facility available to the Company on the terms and conditions of this Agreement.

(B)	On the date of this Agreement, the Company is contemplating a spin-off of its stainless steel business activities to Aperam (the Separation). All the assets and liabilities that constitute, as at the date hereof, the stainless steel business of the Company will shortly be transferred to Aperam in the framework of the Separation.

(C)	ArcelorMittal and Aperam have the intention to proceed to the listing of all of the shares in Aperam on the Luxembourg Stock Exchange, Euronext Paris and Euronext Amsterdam (the Listing). The Aperam shares will be allocated to the existing shareholders of the Company on the date of Listing, pro rata to their shareholding on that date.

(D)	The Separation entails ipso jure and automatically the universal transfer of the assets and liabilities detailed in the spin-off proposal (projet de scission partielle) as of the very moment the Company and Aperam’s extraordinary general shareholders meeting approve the Separation, as set forth in the spin-off proposal (projet de scission partielle).

(E)	The Parties also intend to set forth in this Agreement the principal arrangements between them regarding the transfer of the Company’s rights and obligations under this Agreement from the Company to Aperam on the Spin-off Date.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Bank means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by S&P or Fitch or A2 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Lender.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Anti-Terrorism Law has the meaning given to it in Clause 15.15 (United States laws).

Availability Period means, with respect to the Facility, the period from and including the date of this Agreement to and including the earlier of:

(a)	the date falling five Business Days after the Spin-off Date; and

(b)	1 March 2011.

Bonds means the senior notes to be issued by Aperam or any of its Subsidiaries in a maximum aggregate principal amount of $500,000,000 for the purpose of refinancing existing debt.

Borrower means:

(a)	prior to the Spin-off Date, the Company; and

(b)	after the Spin-off Date, Aperam (and not, for the avoidance of doubt, the Company).

Borrowing Base Facility Agreement means the $800,000,000 borrowing base facility agreement to be entered into between, inter alios, Aperam as borrower, various subsidiaries of Aperam as guarantors, Société Générale Corporate & Investment Banking as coordinating bookrunner, agent and security agent, and the lenders named therein.

Brazilian Loans means Financial Indebtedness owed from time to time by any member of the Group which is located in Brazil under any local facility agreements.

Break Costs means the amount (if any) which the Lender is entitled to receive under Clause 21.3 (Break Costs) as compensation if any part of the Loan or overdue amount is repaid or prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Paris and Luxembourg.

Commitment means $900,000,000, to the extent not cancelled or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 3 (Form of Compliance Certificate) setting out, among other things, calculation of the financial covenant, or otherwise in a form and substance satisfactory to the Lender.

Default means:

(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Dollars, US$ and $ denotes the lawful currency of the United States of America.

Environmental Law means any applicable law in any jurisdiction in which the Borrower or any Material Subsidiary conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

Environmental Permit means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower or any Material Subsidiary conducted on or from the properties owned or used by the Borrower or the relevant Material Subsidiary.

European Central Bank’s Spot Rate of Exchange means the European Central Bank’s spot rate of exchange for the purchase of the relevant currency with dollars published at or about 14:15 on a particular day as displayed on Reuters page “ECB37”.

Event of Default means an event specified as such in Clause 19 (Default).

Facility means the loan facility made available under this Agreement as described in Clause 2 (Facility).

Final Maturity Date means the Original Final Maturity Date, or, if an extension is effected pursuant to Clause 10 (Extension of Credit Facility), the date falling 364 days after the Original Final Maturity Date.

Finance Document means:

(a)	this Agreement; or

(b)	any other agreement in writing designated as such by the Lender and the Borrower.

Financial Indebtedness means, without double counting, any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent) other than any acceptance credit that would not constitute borrowed monies under IFRS;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share to the extent any such share is capable of being redeemed (in whole or part) on or before the Final Maturity Date;

(e)	the amount of any liability, being the capitalised portion of any loan, lease or hire purchase contract, which would be treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Borrower;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)	(other than trade credit from a supplier on customary terms in the ordinary course of trade) the acquisition cost of any asset to the extent payable more than six months after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and the then mark-to-market value of the derivative transaction will be used to calculate its amount, except for the purposes of Clause 19.5 (Cross-acceleration), where the settlement amount for the relevant derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing (excluding any indebtedness expressly excluded under another paragraph of this definition);

(j)	(other than in respect of letters of credit on customary terms issued in the ordinary course of trade) any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar legally binding assurance against financial loss of any person in respect of any item referred to in the above paragraphs,

but excluding (except for the purposes of Clause 19.5 (Cross-acceleration)):

(a)	any convertible or exchangeable debt which must or, at the option of the issuer, may be converted or exchanged without condition (other than the availability of sufficient authorised share capital of the issuer), prior to or upon the date any amount of principal would otherwise fall due in respect of that debt, into equity share capital or preference shares of the issuer of such debt, which, in each case, are not redeemable (in whole or part) on or before the Final Maturity Date;

(b)	obligations of any member of the Group arising under any form of exchangeable, convertible, option or other similar instrument issued by that member of the Group in connection with a transaction, the commercial effect of which is to effect the disposal by that member of the Group of shares or partnership or other ownership interests in any other person or entity (whether or not having a separate legal identity), provided that any such instrument may not (other than at the option of the issuer), on or prior to the Final Maturity Date, give rise to an obligation to pay cash or deliver any other assets (other than the assets into which such instrument is convertible or exchangeable or deliverable on exercise of the option contained in that instrument) to the holders of such obligations (whether by acceleration on maturity or otherwise); and

(c)	derivatives primarily entered into in the ordinary course of business to manage currency, credit or interest rate risks.

Fitch means Fitch Ratings Limited.

Group means the Borrower and its Subsidiaries.

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

IFRS means the International Financial Reporting Standards adopted by the International Accounting Standards Board.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from the Facility or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by the Lender but only to the extent attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Interest Period means each period of 3 months by reference to which interest on the Loan or an overdue amount is calculated.

Joint Venture means any joint venture, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or other entity or any other profit-sharing, royalty or analogous arrangement whereby any income or profits are, or might be, shared with any other person.

Listing has the meaning ascribed to it in Recital (C).

Listing Date means the date of settlement and delivery of the shares in the capital of Aperam in connection with the Listing.

Loan means, unless otherwise stated in this Agreement, the principal amount of the borrowing under this Agreement or the principal amount outstanding of that borrowing.

Margin Regulations means Regulations U and X issued by the Board of Governors of the United States Federal Reserve System.

Margin Stock has the meaning given to it in the Margin Regulations.

Material Adverse Effect means a material adverse effect on the ability of the Borrower to perform its payment obligations under any Finance Document.

Material Subsidiary means, at any time, a Subsidiary of the Borrower whose gross assets or pre-tax profits (excluding intra-Group items) then equals or exceeds 5 per cent. of the gross assets or pre-tax profits of the Group.

For this purpose:

(a)	the gross assets or pre-tax profits of a Subsidiary of the Borrower will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)	if a company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c)	the gross assets or pre-tax profits of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Borrower, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Borrower will be, in the absence of manifest error, conclusive.

Moody’s means Moody’s Investors Service Limited or any successor to its rating business.

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury.

Original Final Maturity Date means the date falling 364 days after the Spin-off Date.

Original Financial Statements means:

(a)	in relation to the Company, its pro forma consolidated financial statements for the year ended 31 December 2009; and

(b)	in relation to Aperam, its combined financial statements for the financial year ended 31 December 2009, as set out in Aperam’s prospectus dated 15 December 2010.

Other Financing Agreements means the Borrowing Base Facility Agreement, the Revolving Facility Agreement or any other agreement pursuant to which Aperam or any of its Subsidiaries incurs any indebtedness for or in respect of moneys borrowed, other than any local facility agreement under which the Brazilian Loans are borrowed.

Participating Member State means a member state of the European Union that adopts or has adopted the euro as its lawful currency under the legislation of the European Union for Economic Monetary Union.

Party means a party to this Agreement.

Prepayment Event means any of the circumstances described within Clauses 7.2 (Mandatory prepayment – illegality of the Borrower) to 7.7 (Mandatory prepayment – Failure to list the Aperam shares) inclusive.

Project Finance Indebtedness means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an asset or connected group of assets in respect of which the person or persons to whom such indebtedness is, or may be, owed have no recourse for the repayment of or payment of any sum relating to such indebtedness other than:

(a)	recourse to such debtor or its Subsidiaries for amounts limited to the cash flow from such asset; and/or

(b)	recourse to such debtor generally, or to a member of the Group, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the person against whom such recourse is available; and/or

(c)	if:

(i)	such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant asset or connected group of assets; and

(ii)	such debtor owns no assets and carries on no business which is not related to the relevant asset or connected group of assets,

recourse to all of the material assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

Rating Agency means Moody’s, S&P and Fitch or any other rating agency approved by the Borrower and the Lender, provided that such rating agency is party to a rating agency agreement with the Borrower which is in full force and effect and has not been the subject of a termination notice by the Borrower.

Repeating Representations means the representations set out in Clauses 15.2 (Status) to 15.5 (Non-conflict), 15.7 (Authorisations), 15.14 (Jurisdiction/governing law) and 15.15 (United States laws).

Request means a request for the Loan, substantially in the form of Schedule 2 (Form of Request).

Revolving Facility Agreement means the USD 100,000,000 multicurrency revolving loan facility arranged by ING Bank NV to be made available to the Borrower on or about 31 January 2011.

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Separation has the meaning ascribed to it in Recital (B).

Spin-off Date means the date on which the Separation becomes effective which will be when (i) the Company’s shareholders vote to approve the spin-off proposal (projet de scission partielle) and the report (rapport écrit détaillé) on the spin-off proposal prepared by the Company’s Board of Directors, and thereby the transfer without liquidation of the entirety of the Company’s stainless and specialty steels businesses to Aperam; and (ii) the Company, as the sole shareholder of Aperam as of that date, votes to approve the spin-off proposal (projet de scission partielle) and the report (rapport écrit détaillé) on the spin-off proposal prepared by Aperam’s Board of Directors.

Subsidiary means:

(a)	an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b)	in relation to the Borrower, an entity which fulfils the definition in paragraph (a) above and which is included in the consolidated financial statements of the Borrower on a fully integrated basis.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means an increased payment made by the Borrower to the Lender or to a tax authority in any way relating to a Tax Deduction or under any indemnity given by the Borrower in respect of Tax under any Finance Document.

U.K. means the United Kingdom.

Utilisation Date means the date on which the Facility is utilised.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(vii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(ix)	a Default being outstanding means that it has not been remedied or waived;

(x)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xi)	a Clause, a Subclause or a Schedule is a reference to a clause, or subclause of, or a schedule to, this Agreement;

(xii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiii)	a Finance Document or another document is a reference to that Finance Document or other document as amended or novated; and

(xiv)	a time of day is a reference to Paris time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of the Borrower under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Borrower is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

1.3	Luxembourg terms

In this Agreement a reference to:

(a)	a composition, assignment or similar arrangement with any creditor includes a juge délégué appointed under the Luxembourg Act dated 14 April 1886;

(b)	a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any:

(i)	juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)	liquidateur appointed under Articles 141 to 151 of the Luxembourg Act dated 10 August 1915 on commercial companies;

(iii)	juge-commissaire and/or liquidateur appointed under Article 203 of the Luxembourg Act dated 10 August 1915 on commercial companies; and

(iv)	commissaire appointed under the Grand Ducal Decree dated 24 May 1935 or under Articles 593 to 614 of the Luxembourg Commercial Code;

(c)	where it relates to a Luxembourg entity, a necessary action to authorise where applicable, includes, without limitation, any action required to comply with the provisions of Book IV - Title II of the Luxembourg Labour Code (Code du Travail) replacing the Luxembourg law of 6 May 1974 on works councils in the private sector undertakings and on the representation of workers in limited liability companies, as modified (loi instituant des comités mixtes dans les entreprises du secteur privé et organisant la représentation des salariés dans les sociétés anonymes);

(d)	where it relates to a Luxembourg entity, a security interest includes any mortgage (hypothèque), pledge (nantissement), pledge of business (gage sur fonds de commerce), retention of title arrangement (transfert de propriété à titre de garantie), fiduciary security (fiducie sûreté), statutory lien (privilège), right of retention (droit de rétention) and, in general, any right in rem (droit réel) created for the purpose of granting security;

(e)	where it relates to a Luxembourg entity:

(i)	a winding-up, administration or dissolution (and any of those terms) includes a Luxembourg entity being declared bankrupt (déclaration de faillite), dissolved (dissolution) or subject to controlled management proceedings (gestion contrôlée); and

(ii)	a moratorium includes a suspension of payment (sursis de paiement) or a composition with creditors (concordat préventif de la faillite).

2.	FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a US$ credit facility in an amount equal to the Commitment.

3.	PURPOSE

3.1	Loans

Subject to the terms of this Agreement, the Loan may only be used for the general corporate purposes of the Group and for the refinancing of existing intercompany and other debt.

3.2	No obligation to monitor

The Lender is not bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions Precedent to Request

The Borrower may not deliver a Request unless the Lender has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent documents) in form and substance reasonably satisfactory to it. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The obligation of the Lender to make available the Loan is subject to the conditions precedent that on both the date of the Request and the Utilisation Date for the Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default or Prepayment Event is outstanding or would result from the Loan.

5.	UTILISATION

5.1	Giving of Request

(a)	The Borrower may borrow the Loan in a single drawdown by giving to the Lender a duly completed Request.

(b)	Unless the Lender otherwise agrees, the latest time for receipt by the Lender of a duly completed Request is 4.00 p.m. one Business Day before the proposed Utilisation Date.

(c)	A Request is irrevocable.

5.2	Completion of Requests

(a)	A Request for the Loan will not be regarded as having been duly completed unless:

(i)	the Utilisation Date is a Business Day falling within the Availability Period;

(ii)	the amount of the Loan requested is:

(A)	a minimum of $10,000,000 and an integral multiple of $5,000,000;

(B)	the maximum undrawn amount available under this Agreement on the proposed Utilisation Date; or

(C)	such other amount as the Lender may agree, provided that such amount is not more than the maximum undrawn amount available under this Agreement on the proposed Utilisation Date; and

(iii)	the proposed currency and Interest Period complies with this Agreement.

(b)	Only one Loan may be requested in a Request.

5.3	Advance of Loan

(a)	The Lender is not obliged to make available the Loan if as a result the Loan under the Facility would exceed the Commitment.

(b)	If the conditions set out in this Agreement have been met and subject to Clause 6 (Repayment), the Lender must make the Loan available to the Borrower on the Utilisation Date.

6.	REPAYMENT

The Borrower must repay the Loan in full on the Final Maturity Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment – illegality

(a)	The Lender must promptly notify the Borrower if it becomes aware that it is unlawful in any jurisdiction for it to perform any of its obligations under a Finance Document or to fund or maintain the Loan.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must repay or prepay the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment will be immediately cancelled.

(c)	The date for repayment or prepayment of the Loan will be:

(i)	the last day of the current Interest Period of the Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above, and which must not be earlier than the last day of any applicable grace period allowed by law.

7.2	Mandatory prepayment – illegality of the Borrower

If it becomes unlawful for the Borrower in its capacity as such to perform any of its obligations as contemplated by this Agreement:

(a)	the Borrower must immediately notify the Lender upon becoming aware of that event; and

(b)	the Borrower must immediately repay the Loan (including accrued interest and Break Costs) and all other amounts owed to the Lender by it under the Finance Documents shall become immediately due and payable.

7.3	Mandatory prepayment – change of control

(a)	For the purposes of this Clause 7.3:

a change of control occurs if:

(i)	Mr. and/or Mrs. L.N. Mittal and/or their family (directly or indirectly through trusts and/or other entities controlled by any of the foregoing) (the Mittal Family) cease to be the beneficial owners of shares in the Borrower to which more than 35 per cent. of the voting rights attaching to the entire issued share capital of the Borrower attach; or

(ii)	a person (or a group of persons acting in concert) other than a member of the Mittal Family is the beneficial owner of shares in the Borrower to which more voting rights attach than the voting rights attached to the shares in the Borrower that are, at such date, beneficially owned by the Mittal Family; or

(iii)	a person (or a group of persons acting in concert) other than a member of the Mittal Family controls the Borrower;

control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

(b)	The Borrower must promptly notify the Lender if it becomes aware of any change of control.

(c)	After a change of control:

(i)	the Borrower must, within three Business Days of the notification in paragraph (b) above, by notice to the Lender make an offer to the Lender to prepay the Loan; and

(ii)	if the Lender wishes to accept such an offer, it may, by notice to the Borrower within 30 days after receipt by it of the Borrower’s offer referred to in sub-paragraph (i) above:

(A)	cancel the Commitment; and

(B)	declare the Loan, together with accrued interest and all other amounts accrued under the Finance Documents (including any Break Costs), to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

7.4	Mandatory prepayment – breach of financial covenant

(a)	The Borrower must notify the Lender promptly upon becoming aware that it does not comply with the terms of Clause 17 (Financial covenant).

(b)	In the event of such non-compliance, the Lender may, by notice to the Borrower, cancel the Commitment and declare that the Loan, together with accrued interest and all other amounts accrued under the Finance Documents (including any Break Costs), is immediately due and payable.

7.5	Mandatory prepayment – amalgamation, demerger or merger

(a)	If the Borrower has taken an irrevocable decision to enter into any amalgamation, demerger or merger, the Borrower must notify, as soon as legally able to do so, the Lender of such proposed amalgamation, demerger or merger.

(b)	Upon receipt of such notice from the Borrower, the Lender must within 20 days indicate whether or not it consents to continue to participate in this Agreement upon such amalgamation, demerger or merger.

(c)	If the Lender fails to give such consent, the Lender may, at such time as the proposed amalgamation, demerger or merger becomes unconditional, cancel the Commitment and declare that the Loan, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents (including any Break Costs), be immediately due and payable, provided that, in the case of a merger or amalgamation as a result of which the Borrower is the surviving entity, the Repeating Representations are correct in all material respects by reference to the facts and circumstances then subsisting, and in respect of which at least two of the Rating Agencies provide an indication that such surviving entity is likely to be given at least the same long-term debt credit rating from that Rating Agency which the Borrower had immediately preceding such merger or amalgamation, such consent from the Lender shall not be required.

(d)	The preceding sub clauses of this Clause 7.5 (Mandatory prepayment amalgamation, demerger or merger) shall not apply in respect of any amalgamation, demerger or merger by the Borrower with another member of the Group, provided that the surviving entity is bound by the obligations of the Borrower under this Agreement and the Repeating Representations are correct in all material respects by reference to the facts and circumstances then subsisting.

7.6	Mandatory prepayment – debt proceeds

(a)	Within three days after the date of the first drawdown by Aperam under the Borrowing Base Facility Agreement, Aperam shall prepay the Loan in a minimum amount of $400,000,000 (or, if less, the outstanding principal amount of the Loan) and up to a maximum amount of $425,000,000.

(b)	Aperam shall prepay the Loan in a minimum amount equal to the proceeds received by Aperam or any of its Subsidiaries of the issuance of the Bonds or the proceeds of any other Financial Indebtedness incurred by Aperam or any of its Subsidiaries other than (i) the Brazilian Loans or (ii) under the Borrowing Base Facility Agreement, the Revolving Facility Agreement or any facility agreement existing on the date of this Agreement, such prepayment to be made within three days after the date Aperam or any of its Subsidiaries receives such proceeds.

7.7	Mandatory prepayment – failure to list the Aperam shares

If after the Spin-off Date, Aperam fails to list its shares on Euronext Paris, in Amsterdam and in Luxembourg by 15 March 2011:

(a)	Aperam must notify the Lender promptly upon becoming aware of such failure; and

(b)	in the event of such failure, the Lender may, by notice to Aperam, cancel the Commitment and declare that the Loan, together with accrued interest and all other amounts accrued under the Finance Documents (including any Break Costs), is immediately due and payable.

7.8	Voluntary prepayment

(a)	The Borrower may, by giving not less than 3 Business Days’ prior notice to the Lender, prepay the Loan at any time in whole or in part.

(b)	A prepayment of part of the Loan must be in a minimum amount of $10,000,000 and an integral multiple of $5,000,000.

7.9	Automatic cancellation

The Commitment will be automatically cancelled at the close of business on the earlier of:

(a)	the Utilisation Date; and

(b)	the last day of the Availability Period.

7.10	Voluntary cancellation

(a)	The Borrower may, by giving not less than 3 Business Days’ prior notice to the Lender, cancel the unutilised amount of the Commitment in whole or in part.

(b)	Partial cancellation of the Commitment must be in a minimum amount of $10,000,000 and an integral multiple of $5,000,000.

(c)	Any cancellation will be applied against the Commitment.

7.11	Involuntary prepayment and cancellation or replacement

(a)	If the Borrower is, or will be, required to pay to the Lender or to a tax authority:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Borrower may, while the requirement continues, give notice to the Lender requesting prepayment and cancellation of the Loan and the Commitment.

(b)	After notification of cancellation under paragraph (a) above:

(i)	the Borrower must repay or prepay the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment will be immediately cancelled.

(c)	The date for repayment or prepayment of the Loan will be:

(i)	the last day of the current Interest Period for the Loan; or

(ii)	if earlier, the date specified by the Borrower in its notification of cancellation.

7.12	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loan and Commitment.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Lender may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may subsequently be reinstated.

(f)	A reference in this Clause 7 to the permanent cancellation of all or part of the Commitment shall mean that:

(i)	the Commitment shall be reduced by that amount (but not below zero); and

(ii)	the Borrower must ensure that the Loans do not exceed the Commitment as so reduced.

(g)	No amounts repaid or prepaid under this Agreement may be re-borrowed.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is a fixed rate of 7.50 per cent. per annum.

8.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrower must pay accrued interest on the Loan on the last day of each Interest Period.

8.3	Interest on overdue amounts

(a)	If the Borrower fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Lender pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

Interest on an overdue amount is payable at a rate determined by the Lender to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount.

(b)	Notwithstanding paragraph (a) above, if the overdue amount is a principal amount of the Loan and becomes due and payable before the last day of its current Interest Period, then:

(i)	the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period; and

(ii)	the rate of interest on the overdue amount for that first Interest Period will be one per cent. per annum above the rate then payable on the Loan.

After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(c)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Interest Periods but will remain immediately due and payable.

(d)	For the avoidance of doubt, the Lender shall also be entitled to compound any overdue interest with the principal overdue amount in accordance with Article 1154 of the Luxembourg Civil Code, in which case default interest will also be due on such compounded amount.

9.	INTEREST PERIODS

9.1	No overrunning the Final Maturity Date

If an Interest Period would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

9.2	Other adjustments

The Lender and the Borrower may enter into such other arrangements as they may agree for the adjustment of Interest Periods.

10.	EXTENSION OF CREDIT FACILITY

10.1	Extension Request

On any date which is not later than 120 days prior to the Original Final Maturity Date, Aperam may, by giving written notice to the Lender to that effect (the Extension Request), request an extension of the Final Maturity Date of the Facility for an additional period of 364 days as from the Original Final Maturity Date.

10.2	Lender’s response to Extension Request

The Lender shall be entitled but not obliged to agree to the Extension Request, and shall provide confirmation in writing of its consent or refusal to the Extension Request, as the case may be, not less than 60 days prior to the Original Final Maturity Date. If the Lender does not consent to the Extension Request in writing by such date, then the Lender shall be deemed to have refused the Extension Request.

10.3	Extension

If the Lender agrees to an Extension Request, the Original Final Maturity Date shall be extended by 364 days.

11.	TAXES

11.1	General

In this Clause 11 (Taxes):

Tax Credit means a credit against any Tax or any relief or remission for, or repayment of, any Tax.

Unless a contrary indication appears, in this Clause 11, a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	The Borrower must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If the Borrower or the Lender is aware that the Borrower must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the other Party.

(c)	Except as otherwise provided in this Agreement, if a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Borrower is required to make a Tax Deduction, the Borrower must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Borrower must deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(f)	If the Lender is a Treaty Lender, (as defined in Clause 11.4(b) (Tax Credit)) and the Borrower becomes required by law to make a Tax Deduction from a payment under a Finance Document to the Lender, the Lender shall as soon as reasonably practicable complete any procedural formalities necessary to make a timely claim for relief under an applicable double taxation agreement between the jurisdiction in which the Lender is resident for tax purposes and Luxembourg, such that the Borrower can obtain authorisation to make the payment either without, or with a reduced, Tax Deduction.

11.3	Tax indemnity

(a)	Except as provided in paragraph (b) and/or (c) below, if the Lender is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document, the Borrower shall (within five Business Days of written demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines it will suffer or has suffered (directly or indirectly) for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on the Lender under the laws of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes if that Tax is imposed on or calculated by reference to the net income received or receivable by the Lender. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Lender, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	Paragraph (a) above does not apply to any loss or liability which is compensated under Clause 11.2 (Tax gross-up) or would have been compensated under that Clause but for an exception to the requirement to make such increased payment.

(d)	If the Lender makes, or is intending to make, a claim under paragraph (a) above, it must promptly notify (in writing) the Borrower of the event which will give, or has given, rise to the claim.

11.4	Tax Credit

(a)	If the Borrower makes a Tax Payment and the Lender determines that:

(i)	a Tax Credit is attributable to that Tax Payment; and

(ii)	it has obtained, used and retained that Tax Credit,

the Lender must pay an amount to the Borrower which the Lender determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been in if the Tax Payment had not been required to be made by the Borrower.

(b)	If the Lender is a Treaty Lender and the Borrower becomes required by law to make a Tax Deduction in respect of tax imposed on a payment to the Lender, and Clause 11.2 (Tax gross-up) applies to increase the amount of the payment due to the Lender from the Borrower, the Borrower shall provide the Lender with evidence of the Tax Deduction (such as a tax deduction certificate) giving all necessary details of the Tax Deduction. The Lender shall within a reasonable period following receipt of such evidence, where possible, also apply to the relevant tax authority for a refund of the amount of the Tax Deduction and, within five Business Days of receipt of such amount from the tax authority in question, pay such amount to the Borrower. For the purposes of Clause 11.2(f) (Tax gross-up) and this paragraph (b), a Treaty Lender is a person that is entitled to apply under an applicable double taxation agreement between the jurisdiction in which the person is resident for tax purposes and Luxembourg for (as applicable): (i) relief such that the relevant payment may be made either without, or with a reduced, Tax Deduction and/or (ii) a refund of a Tax Deduction.

11.5	Stamp taxes

The Borrower must pay and, within five Business Days of demand, indemnify the Lender against documented cost, loss or liability the Lender incurs in relation to any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document.

The Borrower shall, however, not be liable to pay any Luxembourg registration duties due as a result of (i) voluntary registration, by or on behalf of the Lender, of a Finance Document with the Administration de l’Enregistrement et des Domaines in Luxembourg, in which case the registration duties should be borne by the Lender or (ii) court proceedings before a Luxembourg court or presentation before a public authority in Luxembourg (“autorité constituée”), in which case the registration duties should be borne by the succumbing party.

11.6	Value added taxes

(a)	All consideration expressed to be payable under a Finance Document by any Party to the Lender shall be deemed to be exclusive of any value added tax or any Tax of a similar nature (VAT). Subject to paragraph (b) below, if VAT is properly chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and the Lender shall promptly provide an appropriate VAT invoice to such party).

(b)	If VAT is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, such Party shall also pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of such VAT.

(c)	Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender (acting reasonably) determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

12.	INCREASED COSTS

12.1	Increased Costs

Except as provided below in this Clause 12, the Borrower must pay to the Lender the amount of any Increased Cost incurred by the Lender as a result of:

(a)	the introduction of, or any change in, or any change in the official and published interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

12.2	Exceptions

The Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to a breach by the Lender or its Affiliate of any law or regulation;

(c)	attributable to a Tax Deduction required by law to be made by the Borrower;

(d)	in respect of which the Lender, having determined that the particular event would give rise to a claim, has failed to make a notification pursuant to Clause 12.3 (Claims) within 1 month of the making of such determination, such determination to be made as soon as practicable after the occurrence of the particular event; or

(e)	is not attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

12.3	Claims

(a)	If the Lender intends to make a claim for an Increased Cost, it must notify the Borrower of the circumstances giving rise to and the amount of the claim.

(b)	The Lender must, together with its claim, provide a certificate confirming the amount and basis of calculation of its Increased Cost.

13.	MITIGATION

13.1	Mitigation

(a)	The Lender must, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to the Lender; or

(ii)	the Lender being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality,

including transferring its rights and obligations under the Finance Documents to an Affiliate or to another person selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the Lender for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of the outstanding Loans and all accrued interest (and any Break Costs) and fees and other amounts payable hereunder.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

(c)	The Borrower must indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of any step taken by it under this Clause 13.1. The foregoing obligation shall be subject to receipt of a statement of account from the Lender setting out reasonable details of the amounts claimed together with, to the extent available, supporting invoices.

(d)	The Lender is not obliged to take any step under this Clause 13.1 if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

13.2	Conduct of business by the Lender

No term of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.	PAYMENTS

14.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party under the Finance Documents must be made to the other Party to its account at such office or bank as that other Party may notify to the first Party for this purpose by not less than five Business Days’ prior notice.

14.2	Funds

Payments under the Finance Documents to the Lender must be made for value on the due date at such times and in such funds as the Lender may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

14.3	Distribution

The Lender may apply any amount payable by it to the Borrower in or towards payment (as soon as practicable after receipt) of any amount due from the Borrower under the Finance Documents.

14.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause 14.4.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in dollars.

14.5	No set-off or counterclaim

All payments made by the Borrower under the Finance Documents must be made without set-off or counterclaim.

14.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7	Partial payments

(a)	If the Lender receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender should apply that payment towards the obligations of the Borrower under the Finance Documents in any order selected by the Lender.

(b)	This Subclause will override any appropriation made by the Borrower.

14.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the Lender.

15.	REPRESENTATIONS

15.1	Representations

The representations set out in this Clause 15 are made by the Company and/or Aperam to the Lender as set out in Clause 15.16.

15.2	Status

(a)	It is a société anonyme duly incorporated and validly existing under Luxembourg law.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

15.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

15.4	Legal validity

(a)	Subject to any general principles of law limiting its obligations, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

15.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding upon it,

in each case in any material respect.

15.6	No Default or Prepayment Event

(a)	No Default or Prepayment Event is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document.

(b)	As at the date of this Agreement no other event is outstanding which constitutes a default under any document which is binding on it or any of its Material Subsidiaries or any of its or its Material Subsidiaries’ assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

15.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

15.8	Financial statements

(a)	As at the date of this Agreement, the Original Financial Statements fairly represent in all material respects its consolidated financial condition as at the end of, and for the year ended, 31 December 2009, except as disclosed to the contrary in those financial statements.

(b)	There has been no change in the business or consolidated financial condition of the Group having a Material Adverse Effect since 31 December 2009, except as a result of any circumstance that has been publicly announced prior to the date of this Agreement.

15.9	Litigation

As at the date of this Agreement no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which have or are reasonably likely to have a Material Adverse Effect.

15.10	Taxes on payments

As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

15.11	Stamp duties

As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

15.12	Pari Passu

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

15.13	Compliance with law

As at the date of this Agreement, it and its Subsidiaries are in compliance in all respects with all laws (including, but not limited to, all Environmental Laws and Environmental Permits) to which it or they are subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

15.14	Jurisdiction/governing law

(a)	Its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment in relation to the Finance Documents obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation, subject to any applicable procedural requirements and general principles of law.

15.15	United States laws

(a)	In this Subclause:

Anti-Terrorism Law means, to the extent applicable, each of:

(i)	Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order 13268 (as so amended, the Executive Order);

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended (commonly known as the USA Patriot Act);

(iii)	the Money Laundering Control Act of 1986, 18 U.S.C. Section 1956;

(iv)	any other law or regulation administered by OFAC; and

(v)	any similar law enacted in the United States of America subsequent to the date of this Agreement.

Restricted Party means any person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or any person listed:

(i)	in the Annex to the Executive Order;

(ii)	on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC; or

(iii)	in any successor list to either of the foregoing.

(b)	It has not made an “unlawful payment” within the meaning of, and is not in any other way in violation of, The Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1 et seq.) or any similar laws.

(c)	To the best of its knowledge, neither it nor any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(d)	It and each of its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

15.16	Times for making representations

(a)	The representations set out in this Clause 15 are made by the Company on the date of this Agreement.

(b)	The representations set out in this Clause 15 are made by Aperam on the Spin-off Date, and the representations set out in Clauses 15.2 (Status) to Clause 15.5 (Non-conflict), Clause 15.7 (Authorisations), Clause 15.14 (Jurisdiction/governing law) and Clause 15.5 (United States laws) are also made by Aperam on the date of this Agreement.

(c)	Unless a representation is expressed to be given as at a specific date:

(i)	each Repeating Representation is deemed to be made by the Borrower on the date of each Request and the first day of each Interest Period; and

(ii)	each Repeating Representation is deemed to be made by the Borrower at the time an amalgamation, merger or demerger occurs.

(d)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

16.	INFORMATION COVENANTS

16.1	Financial statements

(a)	The Borrower must supply to the Lender:

(i)	the Borrower’s audited consolidated financial statements for each of its financial years; and

(ii)	the Borrower’s interim unaudited consolidated financial statements for the first half-year of each of its financial years; and

(iii)	the Borrower’s quarterly unaudited consolidated financial statements for each of its financial quarters.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Borrower’s audited consolidated financial statements, within 120 days;

(ii)	in the case of the Borrower’s interim financial statements, within 75 days; and

(iii)	in the case of the Borrower’s quarterly financial statements, within 75 days,

of the end of the relevant financial period.

16.2	Form of financial statements

(a)	The Borrower must ensure that each set of financial statements supplied under this Agreement:

(i)	gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up; and

(ii)	is prepared in accordance with accounting principles and practices used in the Original Financial Statements, consistently applied.

(b)	The Borrower must notify the Lender of any material change to the accounting principles or practices used in the preparation of its audited consolidated financial statements.

(c)	If requested by the Lender, the Borrower must supply to the Lender:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Lender to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Lender under this Agreement.

(d)	If requested by the Lender, the Borrower must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Borrower and the Lender in the same position as they would have been in if the change had not happened.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Borrower must supply with each set of its financial statements another set of its financial statements prepared on the same basis as the Original Financial Statements.

16.3	Compliance Certificate

(a)	The Borrower must supply to the Lender a Compliance Certificate with each set of its annual and interim financial statements sent to the Lender under this Agreement.

(b)	A Compliance Certificate must be signed by two authorised signatories of the Borrower but without personal liability for such authorised signatories.

16.4	Information – miscellaneous

The Borrower must supply to the Lender:

(a)	copies of all documents despatched by the Borrower to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched or promptly thereafter; and

(b)	promptly on request, such further publicly available information regarding the financial condition and operations of the Group as the Lender may reasonably request, provided that such disclosure is not prohibited by any law, regulation, the rules of any relevant stock exchange or a confidentiality obligation owed to a third party, and such information is not deemed to be price sensitive information.

16.5	Notification of Prepayment Event or Default

(a)	The Borrower must notify the Lender of any Prepayment Event, Default (and the steps, if any, being taken to remedy it) or other event or events falling within paragraphs (a) to (c) of Clause 19.5 (Cross-acceleration) where the aggregate amount of Financial Indebtedness relating to such event or events is €100,000,000 or more (or its equivalent in other currencies) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Lender, the Borrower must supply to the Lender a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

17.	FINANCIAL COVENANT

17.1	Definitions

In this Clause 17:

Consolidated Cash and Cash Equivalents means, at any time:

(a)	cash in hand or on deposit with any Acceptable Bank;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an Acceptable Bank;

(c)	any investment in marketable obligations issued or guaranteed by the government of the United States of America, the U.K. or any Participating Member State or by an instrumentality or agency of the government of the United States of America, the U.K. or any Participating Member State;

(d)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America, the U.K. or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 by S&P or Fitch or P-1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;

(e)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or any dematerialised equivalent); or

(f)	any other instrument, security or investment approved by the Lender,

in each case to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Borrowings.

Consolidated EBITDA means the consolidated net pre-taxation profits of the Group for a Measurement Period:

(a)	including the net pre-taxation profits of a member of the Group or business or assets acquired during that Measurement Period for the part of that Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; but

(b)	excluding the net pre-taxation profits attributable to any member of the Group or to any business or assets sold during that Measurement Period,

and all as adjusted by:

(i)	adding back Consolidated Net Interest Payable;

(ii)	taking no account of any extraordinary item;

(iii)	excluding any amount attributable to minority interests;

(iv)	adding back depreciation and amortisation; and

(v)	taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period.

Consolidated Interest Payable means all interest and other financing charges (whether, in each case, paid, payable or capitalised) incurred by the Group during a Measurement Period.

Consolidated Interest Receivable means all interest and other financing charges received or receivable by the Group during a Measurement Period.

Consolidated Net Interest Payable means Consolidated Interest Payable less Consolidated Interest Receivable during the relevant Measurement Period.

Consolidated Total Borrowings means, in respect of the Group, at any time the aggregate of the following (but without double counting):

(a)	the outstanding principal amount of any moneys borrowed;

(b)	the outstanding principal amount of any acceptance under any acceptance credit other than any acceptance credit that would not constitute borrowed monies under IFRS;

(c)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(d)	the amount of any liability, being the capitalised portion of the loan, lease or hire purchase contract, which would be treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Borrower;

(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(f)	the outstanding principal amount of any indebtedness (other than trade credit from a supplier on customary terms in the ordinary course of trade) arising from any deferred payment agreements where payment is deferred by more than six months, arranged primarily as a method of raising finance or financing the acquisition of an asset;

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

(h)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing (excluding any indebtedness expressly excluded under another paragraph of this definition); and

(i)	the outstanding principal amount of any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar legally binding assurance against financial loss given by a member of the Group, but excluding:

(i)	any convertible or exchangeable debt which must or, at the option of the issuer, may be converted or exchanged without condition (other than the availability of sufficient authorised share capital of the issuer), prior to or upon the date any amount of principal would otherwise fall due in respect of that debt, into equity share capital or preference shares of the issuer of such debt, which in each case are not redeemable (in whole or part) on or before the Final Maturity Date;

(ii)	obligations of any member of the Group arising under any form of exchangeable, convertible, option or other similar instrument issued by that member of the Group in connection with a transaction, the commercial effect of which is to effect the disposal by that member of the Group of shares or partnership or other ownership interests in any other person or entity (whether or not having a separate legal identity), provided that any such instrument may not (other than at the option of the issuer), on or prior to the Final Maturity Date, give rise to an obligation to pay cash or deliver any other assets (other than the assets into which such instrument is convertible or exchangeable or deliverable on exercise of the option contained in that instrument) to the holders of such obligations (whether by acceleration on maturity or otherwise); and

(iii)	derivatives entered into in the ordinary course of business to manage currency, credit or interest rate risks.

Consolidated Total Net Borrowings means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents.

Measurement Period means each period of 12 months ending on the last day of a financial half-year or a financial year of the Borrower.

17.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause 17 is to be construed in accordance with IFRS.

(b)	Any amount in a currency other than Dollars is to be taken into account at its Dollars equivalent calculated on the basis of:

(i)	the European Central Bank’s Spot Rate of Exchange; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Borrower, the relevant rates of exchange used by the Borrower in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause 17.

17.3	Financial covenant

The Borrower must ensure that the ratio of Consolidated Total Net Borrowings (including all Loans disbursed and outstanding) to Consolidated EBITDA is not, at the end of each Measurement Period, greater than 3.5 to 1.

18.	GENERAL COVENANTS

18.1	General

The Borrower agrees to be bound by the covenants set out in Clauses 18.2 (Authorisations) to 18.11 (United States laws) and, from and including the Spin-Off Date, the covenants set out in Clauses 18.12 (Acquisitions) to 18.15 (Share capital) and, where the covenant is expressed to apply to Material Subsidiaries, the Borrower must ensure that each of its Material Subsidiaries performs that covenant.

18.2	Authorisations

The Borrower must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

18.3	Compliance with laws

The Borrower and each Material Subsidiary must comply in all respects with all laws (including, but not limited to, all Environmental Laws and Environmental Permits) to which it is subject where failure to do so would have a Material Adverse Effect.

18.4	Pari passu ranking

The Borrower must ensure that, under the laws of its jurisdiction of incorporation, its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.5	Negative pledge

(a)	Except as provided below, neither the Borrower nor any Material Subsidiary may create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any Security Interest existing over any asset of the Borrower or any Material Subsidiary as at the date of this Agreement, but only to the extent that:

(A)	the principal amount secured by any such Security Interest is not increased;

(B)	the maturity of any Financial Indebtedness secured by any such Security Interest is not extended; and

(C)	any Financial Indebtedness secured by any such Security Interest is not refinanced,

in each case after the date of this Agreement;

(ii)	any Security Interest comprising a netting or set-off arrangement entered into by the Borrower or any Material Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any Security Interest arising out of retention of title provisions in a supplier’s standard conditions of supply of goods where the goods in question are supplied on credit and acquired in the ordinary course of business;

(iv)	any Security Interest arising by operation of law;

(v)	any Security Interest created by or pursuant to any decision, order or injunction of any court, arbitrator or other judicial authority;

(vi)	any Security Interest on an asset, or an asset of any person, acquired by the Borrower or any Material Subsidiary after the date of this Agreement but only for the period of 12 months after the date of the acquisition and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(vii)	any Security Interest on the assets of any entity existing at the time such entity becomes a Material Subsidiary but only for the period of 12 months after the date such entity becomes a Material Subsidiary and provided that the principal amount secured by that Security Interest is not incurred in contemplation of such entity becoming a Material Subsidiary;

(viii)	any Security Interest on any assets of any entity existing at the time such entity is merged into or consolidated with the Borrower or any Material Subsidiary but only for the period of 12 months after the date of such merger or consolidation and provided that the principal amount secured by that Security Interest is not incurred in contemplation of such merger or consolidation;

(ix)	any Security Interest on a rental deposit given on leasehold premises in the ordinary course of trading;

(x)	any Security Interest entered into pursuant to a Finance Document;

(xi)	any Security Interest securing Project Finance Indebtedness, but only to the extent that the Security Interest is created on an asset of the project being financed by the relevant Project Finance Indebtedness (and/or the shares in, and/or shareholder loans to, the company conducting such project where such company has no assets other than those relating to such project);

(xii)	any hire purchase, lease or conditional sale agreement other than one which would, under the applicable generally accepted accounting principles for the Borrower or any Material Subsidiary, be treated as a finance or capital lease;

(xiii)	any Security Interest arising as a result of any sale and leaseback transaction;

(xiv)	any Security Interest on receivables arising pursuant to a securitisation, factoring or like arrangement (provided that such securitisation, factoring or like arrangement is expressed to be by way of sale or subrogation on a limited or non-recourse basis);

(xv)	any Security Interest arising under clause 18 of the general terms and conditions (Algemene Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;

(xvi)	any Security Interest or right of set-off which may be imposed by an account bank under the terms of its standard account documentation;

(xvii)	any Security Interest on goods, the related documents of title and/or other related documents as security for any obligation to any bank or financial institution under any letter of credit opened in connection with the purchase of such goods, provided that such Security Interest is for a term (including renewals or extensions thereof at the option of the Borrower or any Material Subsidiary) not exceeding one year;

(xviii)	any Security Interest on an asset held in Clearstream Banking, société anonyme or Euroclear Bank S.A./N.V. as operator of the Euroclear System, or any other securities depository or any clearing house pursuant to its standard terms and procedures applicable in the ordinary course of trading;

(xix)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as pre-judgment security for costs or expenses where the Borrower or a Material Subsidiary is prosecuting or defending such action in the bona fide interest of the Borrower, such Material Subsidiary or the Group;

(xx)	any Security Interest created pursuant to any order of attachment, distraint, garnishee order, arrestment, adjudication or injunction or interdict restraining disposal of assets or similar legal process arising in connection with pre-judgment court proceedings where the Borrower or a Material Subsidiary is prosecuting or defending such action in the bona fide interest of the Borrower, such Material Subsidiary or the Group;

(xxi)	any Security Interest on the assets of the Borrower or any Material Subsidiary securing an amount of Financial Indebtedness of the Borrower or that Material Subsidiary owed to the Borrower or any Material Subsidiary (other than the Borrower or that Material Subsidiary);

(xxii)	any Security Interest on any Margin Stock that exceeds 25 per cent. of the value of the total assets subject to paragraph (a) above at such time;

(xxiii)	any Security Interest securing the Brazilian Loans;

(xxiv)	any Security Interest securing the Borrowing Base Facility Agreement or the Revolving Facility Agreement; and

(xxv)	any Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding sub-paragraphs) does not exceed 5 per cent. of the book value of the consolidated assets of the Group or its equivalent at any time.

18.6	Disposal of assets

(a)	Except as provided below, neither the Borrower nor any Material Subsidiary may, either in a single transaction or in a series of transactions and whether related or not, sell, lease, transfer or otherwise dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets (other than cash or cash equivalents) comparable or superior as to type, value and quality;

(iii)	for cash of obsolete or redundant vehicles, plant and equipment;

(iv)	of cash or Cash Equivalents (as defined in Clause 17 (Financial covenant));

(v)	which involves the discounting of bills or notes (on recourse terms) in the ordinary course of business;

(vi)	of receivables arising pursuant to a securitisation, factoring or like arrangement on non-recourse basis;

(vii)	made to any member of the Group;

(viii)	made on an arm’s length basis, provided that any asset received in exchange (in the case of non-cash proceeds) supports, and (in the case of cash proceeds) any proceeds are invested in, the Group’s core business and/or the Group’s related activities, including, without limitation, sale of receivables by way of securitisation, factoring or like arrangements whether on recourse or non-recourse terms and sale and leaseback transactions, in each case within one year (or committed to be invested and then actually invested within 18 months) after the relevant sale, lease, transfer or other disposal;

(ix)	made with the prior written consent of the Lender;

(x)	required by the European Commission or any other relevant competition authority; or

(xi)	of assets not falling within sub-paragraphs (i) to (x) above, where the aggregate value of the assets disposed of does not exceed 7.5 per cent. of the book value of the consolidated assets of the Group in any financial year of the Borrower.

18.7	Financial Indebtedness

(a)	Except as provided below, no member of the Group (other than the Borrower) may have outstanding or incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	Financial Indebtedness incurred under the Finance Documents;

(ii)	any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of the acquisition, but only for a period of 12 months from the date of the acquisition and only to the extent that the principal amount of the Financial Indebtedness has not been incurred or increased in contemplation of, or since, the acquisition;

(iii)	Financial Indebtedness owed by one member of the Group to another;

(iv)	amounts borrowed by a finance company which is a member of the Group and which are on-lent, and remain on-lent, to the Borrower, provided that such finance company has no material assets (including any shares in Subsidiaries or any loans to members of the Group or third parties) other than loans made to the Borrower;

(v)	amounts borrowed from a bank to which cash collateral (in a substantially equivalent amount) has been granted by a member of the Group in respect of the obligation of such member of the Group to repay such amounts;

(vi)	Financial Indebtedness under any forward or spot delivery foreign exchange contracts or other derivative instruments relating to currency or interest rate hedging, in each case entered into for the sole purpose of hedging in the ordinary course of trading;

(vii)	Project Finance Indebtedness;

(viii)	Financial Indebtedness incurred under the Borrowing Base Facility Agreement, the Revolving Facility Agreement or the Bonds; or

(ix)	other Financial Indebtedness, provided that the aggregate principal amount of all Financial Indebtedness covered by this subparagraph does not exceed 15 per cent. of the consolidated assets of the Group or its equivalent at any time.

18.8	Change of business

The Borrower must ensure that no material change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement.

18.9	Payment of Taxes

The Borrower and each Material Subsidiary must pay all taxes due and payable by it, unless:

(a)	payment of those Taxes is being contested in good faith; and

(b)	adequate reserves are being maintained for those Taxes;

(c)	payment of those Taxes has been specifically deferred or submitted to an alternative means of settlement or discharge by the appropriate authorities; or

(d)	failure to pay those Taxes is not reasonably likely to have a Material Adverse Effect.

18.10	Insurance

The Borrower and each Material Subsidiary must maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies (including, for the avoidance of doubt, any of the Group’s captive insurers) against those risks and to the extent as is usual for companies carrying on the same or substantially the same business except to the extent that any failure or failures to so maintain, individually or in aggregate, would not be reasonably likely to have a Material Adverse Effect.

18.11	United States laws

(a)	The Borrower shall not knowingly engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(b)	To the knowledge of the Borrower, (i) none of the funds or assets of the Borrower that are used to repay the Facility shall constitute property of, or shall be beneficially owned directly or indirectly by, any Restricted Party and (ii) no Restricted Party shall have any direct or indirect interest in the Borrower that would constitute a violation of any Anti-Terrorism Law.

(c)	The Borrower shall not, and shall procure that none of its Subsidiaries will, knowingly fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

18.12	Acquisitions

The Borrower shall not and shall ensure that none of its Subsidiaries will acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them), provided that the foregoing restriction shall not apply to any such acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group.

18.13	Joint ventures

(a)	Except as permitted pursuant to paragraph (b) below, the Borrower shall not and shall ensure that none of its Subsidiaries will:

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in a Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is permitted pursuant to Clause 18.6 (Disposal of assets) or Clause 18.12 (Acquisitions).

18.14	Arm’s length basis

The Borrower shall not and shall ensure that no member of the Group will enter into any transaction with any person (excluding any member of the Group) except on arm’s length terms and for full market value.

18.15	Share capital

The Borrower shall not and will ensure that no other member of the Group will:

(i)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so;

(ii)	issue any stock, share, debenture or other securities to any person; or

(iii)	subscribe for or otherwise acquire any stock or share that is only partly paid up or in respect of which the company that issued that stock or share has any call or lien,

other than the issuance of ordinary shares of Aperam on a pro rata basis to shareholders of the Company in connection with the Separation.

19.	DEFAULT

19.1	Events of Default

(a)	Each of the events set out in this Clause 19 is an Event of Default.

(b)	In this Clause 19:

Material Group Member means the Borrower or a Material Subsidiary; and

Permitted Transaction means:

(i)	an intra-Group re-organisation of a Material Subsidiary on a solvent basis; or

(ii)	any other transaction agreed by the Lender.

19.2	Non-payment

The Borrower does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	is remedied within three Business Days of the giving of a notice of non-payment by the Lender.

19.3	Breach of other obligations

(a)	The Borrower does not comply with any other term of the Finance Documents not already referred to in Clause 19.2 (Non-payment).

(b)	No Event of Default under paragraph (a) above will occur if:

(i)	a Prepayment Event has occurred (unless following such Prepayment Event all amounts due and payable are not paid when due and payable in which case Clause 19.2 (Non-payment) shall apply); or

(ii)	the non-compliance is capable of remedy and is remedied within 30 days of the earlier of the Lender giving notice of the breach to the Borrower and the Borrower becoming aware of the non-compliance.

19.4	Misrepresentation

A representation made or deemed to be repeated by the Borrower in any Finance Document or in any document delivered after the date of this Agreement by or on behalf of the Borrower under any Finance Document is incorrect in any material respect when made or deemed to be repeated unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within 20 Business Days of the earlier of the Lender giving notice of the breach to the Borrower and the Borrower becoming aware of the misrepresentation.

19.5	Cross-acceleration

Any of the following occurs in respect of a Material Group Member:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable or extended grace period);

(b)	any of its Financial Indebtedness is declared or becomes prematurely due and payable as a result of an event of default (howsoever described); or

(c)	any Security Interest securing any of its Financial Indebtedness is enforced,

provided that no Event of Default will occur under this Clause 19.5 if:

(i)	the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a) to (c) above is less than €100,000,000 (or its equivalent in other currencies); or

(ii)	any declaration, proceeding or other action by a purported creditor of the Material Group Member in connection with the relevant paragraph (a) to (c) above is frivolous or vexatious.

19.6	Insolvency

Any of the following occurs in respect of a Material Group Member:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	by reason of actual or anticipated financial difficulties, it suspends making payments on any material portion of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor(s) for the rescheduling of all or any material portion of the indebtedness of the Material Group Members; or

(e)	a moratorium is declared in respect of all or any material portion of the indebtedness of the Material Group Members.

If a moratorium occurs in respect of any Material Group Member, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

19.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a Material Group Member:

(i)	any step is taken with a view to a moratorium or a composition, assignment, relief or similar arrangement with any of its creditors holding all or a material portion of its indebtedness;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court, official receiver or any registrar for, its liquidation, winding-up, administration, dissolution or reorganisation or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court, official receiver or any registrar, for its liquidation, winding-up, administration, dissolution or reorganisation;

(iv)	an order for its liquidation, winding-up, administration, dissolution or reorganisation is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, interim receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, interim receiver, administrative receiver, administrator or similar officer;

(vii)	a bankruptcy application is filed or an assignment is made for the general benefit of creditors; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction;

(ii)	petition for a winding-up or a bankruptcy application, in either case presented by a creditor, which is being contested in good faith and with due diligence and is discharged or struck out within 30 days; or

(iii)	vexatious actions which are being contested in good faith by the relevant Material Group Member, provided they do not result in the making of an order or appointment referred to in paragraph (a) above and any petition is discharged or struck out within 30 days.

19.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects either:

(a)	all or substantially all of the assets of a Material Group Member; or

(b)	any asset(s) of one or more Material Group Member(s) which represents a material portion of the assets of the Group taken as a whole,

and, in each case, is not discharged within 30 days.

19.9	Cessation of business

Save as otherwise permitted under the terms of this Agreement, any Material Group Member ceases to carry on business, provided that no Event of Default will occur under this Clause 19.9 (other than in respect of any cessation to carry on business by the Borrower) unless such cessation is likely to result in a Material Adverse Effect.

19.10	Repudiation

The Borrower repudiates a Finance Document.

19.11	Acceleration

(a)	If an Event of Default is outstanding, the Lender may by notice to the Borrower:

(i)	cancel all or any part of the Commitment; and/or

(ii)	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Lender.

(b)	Any notice given under this Subclause will take effect in accordance with its terms.

20.	EVIDENCE AND CALCULATIONS

20.1	Accounts

Accounts maintained by the Lender in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

20.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days. Except as otherwise specified in this Agreement, in any such calculation the first day of a period shall be included and the last day shall be excluded.

21.	INDEMNITIES AND BREAK COSTS

21.1	Currency indemnity

(a)	The Borrower must, as an independent obligation, indemnify the Lender against any cost, loss or liability which the Lender incurs as a consequence of:

(i)	the Lender receiving an amount in respect of the Borrower’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than US$ in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, the Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

21.2	Other indemnities

(a)	The Borrower must indemnify the Lender against any cost, loss or liability which the Lender incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by the Borrower to pay any amount due under a Finance Document on its due date;

(iii)	funding, or making arrangements to fund the Loan requested by the Borrower in a Request but not made by reason of the operation of any provision of this Agreement (other than by reason of negligence or default by the Lender); or

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with this Agreement.

The Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or the Loan.

(b)	The Borrower must indemnify the Lender against any loss or liability incurred by the Lender (acting reasonably) as a result of:

(i)	investigating any event which the Lender reasonably believes to be a Default; or

(ii)	acting or relying on any notice from a Party which the Lender reasonably believes to be genuine, correct and appropriately authorised.

21.3	Break Costs

(a)	The Borrower must pay to the Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the Lender by which:

(i)	the interest which the Lender would have received for the period from the date of receipt of any part of the Loan or an overdue amount to the last day of the applicable Interest Period for the Loan or such overdue amount if the principal or overdue amount received had been paid on the last day of that Interest Period, exceeds:

(ii)	the amount which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

(c)	The Lender must supply to the Borrower details of the amount of any Break Costs claimed by it under this Subclause.

22.	EXPENSES

22.1	Initial costs

Aperam must pay to the Lender the amount of all documented costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of the Finance Documents.

22.2	Subsequent costs

Aperam must pay to the Lender the amount of all documented costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of Aperam or specifically allowed by this Agreement.

22.3	Enforcement costs

Aperam must pay to the Lender the amount of all documented costs and expenses (including legal fees) properly incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

23.	AMENDMENTS AND WAIVERS

23.1	Procedure

No term of any of the Finance Documents may be amended or waived without the prior consent in writing of the Company, Aperam and the Lender.

23.2	Waivers and remedies cumulative

The rights of the Lender under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

24.	CHANGES TO THE PARTIES

24.1	Changes to the Lender

The Lender may not assign any of its rights or transfer any of its obligations under the Finance Documents.

24.2	Assignments and transfers by the Borrower

Subject to Clause 7.5 (Mandatory prepayment – amalgamation, demerger or merger) and Clause 24.3 (Transfer on the Spin-off Date), the Borrower may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of the Lender.

24.3	Transfer on the Spin-off Date

(a)	On the Spin-off Date, the Company transfers automatically by operation of law pursuant to the Separation any outstanding Loan made to it as a Borrower under this Agreement (the Transferred Loan) to Aperam.

(b)	The Parties agree that on the Spin-off Date:

(i)	the Lender acknowledges and accepts the transfer made by the Company to Aperam of the Transferred Loan;

(ii)	the Company shall be released from all obligations as a Borrower in respect of the Transferred Loan and its rights as a Borrower in respect of the Transferred Loan shall be cancelled (such obligations and rights together being the Discharged Rights and Obligations);

(iii)	Aperam shall assume obligations and/or acquire rights against the Lender which differ from the Discharged Rights and Obligations only insofar as Aperam assumed and/or acquired the same in place of the Company; and

(iv)	Aperam and the Lender shall acquire the same rights and assume the same obligations between themselves under this Agreement as they would have acquired and assumed had Aperam been the Borrower under the Facility of the Transferred Loan on the date the Transferred Loan was made.

(c)	Without prejudice to the operation of Clause 24.4 (Other Financing Agreements), the Parties agree that on the Spin-off Date this Agreement shall be amended as follows:

(i)	the applicable threshold in Clause 16.5(a) (Notification of Prepayment Event or Default) shall be changed from €100,000,000 to $25,000,000;

(ii)	Clause 18.7(b)(ix) (Financial Indebtedness) shall become new Clause 18.7(b)(x) and the applicable threshold in such new Clause 18.7(b)(x) shall be changed from 15 per cent. to 5 per cent. of the consolidated assets of the Group or its equivalent at any time;

(iii)	a new Clause 18.7(b)(ix) (Financial Indebtedness) shall be inserted as follows: “Financial Indebtedness existing on 31 December 2010 or any refinancing of such Financial Indebtedness”; and

(iv)	the applicable threshold in Clause 19.5(c)(i) (Cross-acceleration) shall be changed from €100,000,000 to $25,000,000.

24.4	Other Financing Agreements

(a)	In the event that Aperam enters into any Other Financing Agreement or amends any Other Financing Agreement or concludes any refinancing of any Other Financing Agreement and any such agreement includes any (i) covenants (including, without limitation, financial and general covenants), (ii) events of defaults, or (iii) mandatory prepayment events (each such provision or clause, a More Favourable Provision) that:

(A)	are not included in this Agreement and are restrictive to Aperam or beneficial to the lender thereunder;

(B)	are more restrictive to Aperam than the corresponding provision in this Agreement; or

(C)	are more beneficial to the lender thereunder than the corresponding provision in this Agreement,

such More Favourable Provision shall be deemed incorporated in this Agreement as if set forth fully herein, mutatis mutandis, in place of the corresponding provision (if any) in this Agreement, effective as of the date on which such More Favourable Provision became effective under the Other Financing Agreement or the refinancing of the Other Financing Agreement, provided that, for the avoidance of doubt, such More Favourable Provision shall be deemed incorporated in this Agreement in its entirety and not in part (each such More Favourable Provision as incorporated herein, an Incorporated Provision). For the avoidance of doubt, upon execution of the Borrowing Base Facility Agreement, the financial covenants in the Borrowing Base Facility Agreement shall be Incorporated Provisions in place of Clause 17 (Financial covenant).

(b)	Aperam shall immediately and in any event within five Business Days after entering into the relevant Other Financing Agreement, the amendment of the Other Financing Agreement or the refinancing of the Other Financing Agreement inform the Lender of the More Favourable Provision and provide the Lender with the wording of the More Favourable Provision including an English translation thereof. Upon the request of the Lender, Aperam shall promptly execute an agreement to amend this Agreement, to evidence the incorporation of such Incorporated Provision.

(c)	Any subsequent amendment, waiver or other modification of any such More Favourable Provision or Incorporated Provision which results in a less restrictive More Favourable Provision or Incorporated Provision for Aperam pursuant to the terms of an Other Financing Agreement or the refinancing of an Other Financing Agreement, as the case may be, shall be deemed to amend, waive or to otherwise modify such More Favourable Provision or Incorporated Provision as included in this Agreement to the same extent. Upon the request of the Lender, Aperam shall promptly execute an agreement to amend this Agreement, to evidence the incorporation of such amended More Favourable Provision or Incorporated Provision.

(d)	Clause 24.4(c) shall not apply if any amendment, waiver or other modification of any More Favourable Provision or Incorporated Provision would result in (i) a less favourable provision for the Lender than the corresponding provision (if any) in this Agreement as originally signed (the Original Agreement); or (ii) a deterioration of the Lender’s position as compared to its position in the Original Agreement. In each such case the original corresponding provision (if any) set out in the Original Agreement shall apply. Upon the request of the Lender, Aperam shall promptly execute an agreement to amend this Agreement accordingly.

(e)	Clause 24.4(a) shall not apply to any More Favourable Provision that relates to any Security Interest or guarantee granted by Aperam or any of its Subsidiaries pursuant to or in connection with an Other Financing Agreement.

(f)	In the event of any repayment in full of loans under, or termination of, any Other Financing Agreement, any More Favourable Provision under the terms of such Other Financing Agreement that is incorporated herein as at the date of such repayment in full or termination shall remain an Incorporated Provision of this Agreement notwithstanding such repayment in full or termination of the relevant Other Financing Agreement.

24.5	The provisions of this Agreement and the Finance Documents shall, subject to the transfer and amendments contemplated by this Clause 24, continue in full force and effect.

25.	DISCLOSURE OF INFORMATION

(a)	The Lender must keep confidential any information supplied to it in any form by or on behalf of the Borrower in connection with the Finance Documents (including, without limitation, information relating to the Group or any member of the Group supplied in such connection). However, the Lender is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by the Lender of this Clause 25;

(ii)	if required to do so under any law or regulation;

(iii)	to the extent considered reasonably necessary by the Lender to prosecute or defend any legal or arbitration proceedings relating to any of the Finance Documents or the transactions contemplated thereby;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below;

(vii)	to an Affiliate of the Lender; or

(viii)	with the agreement of the Borrower.

(b)	The Lender may disclose to any person with whom it may enter, or has entered into, any agreement in relation to this Agreement (a counterparty), but only for the purpose of such agreement:

(i)	a copy of any Finance Document; and

(ii)	any information which the Lender has acquired under or in connection with any Finance Document.

However, before a counterparty may receive any confidential information, it must agree with the Lender to keep that information confidential on the terms of paragraph (a) above or on the terms of a confidentiality undertaking substantially in the recommended form of the Loan Market Association as at the date of this Agreement.

(c)	This Clause 25 supersedes any previous confidentiality undertaking given by the Lender in connection with this Agreement prior to it becoming a Party.

(d)	The Lender must take any reasonable steps required (if any):

(i)	to ensure that any information supplied to it by or on behalf of the Borrower in connection with the Finance Documents is protected with security measures and a degree of care that would apply the Lender’s own confidential information;

(ii)	to use such information only for the purpose of, or as permitted by, the Finance Documents; and

(iii)	to ensure that any person to whom the Lender passes any such information (unless disclosed under paragraphs (a)(iii) or (iv) of Clause 25 (Disclosure of information)) acknowledges and complies with the provisions of Clause 25(a) as if that person were also bound by it.

26.	SET-OFF

Whilst an Event of Default is outstanding, the Lender may set off any matured obligation owed to it by the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The Lender shall promptly notify the Borrower of any such set-off and/or conversion.

27.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

28.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

29.	NOTICES

29.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post or fax or any other communication (including email or other electronic communications) approved by each Party.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

29.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party to each other Party for this purpose on or before the date it becomes a Party.

(b)	The contact details of the Lender for this purpose are:

Address:	ArcelorMittal Finance
19, avenue de la Liberté
L-2930 Luxembourg

Fax number:	+352 4792 2024

Attention:	Thierry Royer
With copy to:	Funding Department

and

Address:	ArcelorMittal 1 à 5 rue Luigi Cherubini, 93200 St Denis, France

Fax number:	+33 1 71 92 10 05
Attention:	Funding Department

(c)	The contact details of the Company for this purpose are:

Address:	ArcelorMittal 24-26 boulevard d’Avranches, L-1160 Luxembourg

Fax number:	+352 4792 2024
Attention:	Thierry Royer

(d)	The contact details of Aperam for this purpose are:

Address:	Aperam 12C, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg

Fax:	+44 2074 954 201
Attention:	Michael Bennett

and

Address:	Aperam 1 à 5 rue Luigi Cherubini, 93200 St Denis, France

Fax number:	+33 1 71 92 07 91
Attention:	Guillaume Bazetoux

(e)	Any Party may change its contact details by giving five Business Days’ notice to the other Parties.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

29.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by email or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

30.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	if not in English and if required by another Party, accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

31.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

32.	ENFORCEMENT

32.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including any dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligations arising our of or in connection with this Agreement).

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute and the Borrower waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause 32.1 is for the benefit of the Lender only. To the extent allowed by law, the Lender may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

32.2	Service of process

(a)	Aperam irrevocably appoints ArcelorMittal Stainless Service UK Limited as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, Aperam must immediately appoint another agent on terms reasonably acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

(c)	Aperam agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause 32.2 does not affect any other method of service allowed by law.

33.	WAIVER OF IMMUNITY

The Borrower irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by the Lender against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	for the purposes of section 13(3) of the State Immunity Act 1978, consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

34.	COMPLETE AGREEMENT

The Finance Documents contain the complete agreement between the Parties on the matters to which they are related and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

1. Aperam

(a)	A copy of the articles of incorporation and an up-to-date extract of the Luxembourg Register of Commerce and Companies relating to Aperam.

(b)	A certificate of two authorised signatories of Aperam confirming that the board of directors of Aperam has approved the entry by Aperam into the Finance Documents.

(c)	A specimen of signature of each person authorised on behalf of Aperam to execute the Finance Documents and an up-to-date list of the authorised signatories of Aperam deposited at the Luxembourg Register of Commerce and Companies.

(d)	A copy of the passport or another acceptable form of identification of each person signing the Finance Documents on behalf of Aperam.

(e)	A certificate of two authorised signatories of Aperam (i) confirming that utilising the Commitment in full would not breach any applicable limits binding on it and (ii) certifying that each copy document specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	Evidence that the agent of Aperam under the Finance Documents for service of process in England has accepted its appointment.

(g)	A copy of the Original Financial Statements of Aperam.

2. Other documents and evidence

(a)	Evidence that all fees, costs and expenses then due and payable from Aperam under each Finance Document have been or will be paid by the Utilisation Date.

(b)	Each Finance Document, duly executed by Aperam.

SCHEDULE 2

FORM OF REQUEST

To: ArcelorMittal Finance as Lender

From: [            ]

Date: [            ]

ArcelorMittal – $900,000,000 Credit Facility Agreement

dated [•] 2011 (the Agreement)

1.	We refer to the Agreement. This is a Request. Terms defined in the Agreement have the same meanings in this Request unless given a different meaning in this Request.

2.	We wish to borrow the Loan on the following terms:

(a)	Utilisation Date: [ ]; and

(b)	Amount/currency: $[ ];

(c)	Interest Periods: 3 months.

3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

By:

[            ]

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

To: ArcelorMittal Finance

From: [ArcelorMittal/Aperam]

Date: [            ]

ArcelorMittal – $900,000,000 Credit Facility Agreement

dated [•] 2011 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meanings in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	Consolidated EBITDA was [ ]; and

(b)	Consolidated Total Net Borrowings are [ ]; therefore, the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA was [ ] to 1.

3.	We set out below calculations establishing the figures in paragraph 2 above:

[ ].

4.	We confirm that no Default is outstanding as at [relevant testing date].[1]

[ARCELORMITTAL/APERAM]

By:

By:

[1]	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

SIGNATORIES

Company

ARCELORMITTAL

By:	/s/ Thierry Royer

By:	/s/ Genuino Christino

Lender

ARCELORMITTAL FINANCE represented by its sole manager ArcelorMittal

By:	/s/ Henk Scheffer

By:	/s/ Egbert Jansen

Aperam

APERAM

By:	/s/ Julien Onillon

By:	/s/ Michael C. Bennett